CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated
Justin C. Jacobs and Eric Yanagi, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Noodles & Company, a Delaware corporation.  The authority of Justin C. Jacobs and Eric Yanagi under this
Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedules 13D and 13G with regard to the undersigned's ownership of or transactions in securities of Noodles & Company, unless earlier revoked in writing.  The undersigned acknowledges that Justin C. Jacobs and Eric
Yanagi are not assuming any of the undersigned's responsibilities to comply with
Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated:  July 7, 2022  /s/ Thomas E. Lynch
 Thomas E. Lynch